Exhibit 16 - Accountant's Letter

May 14, 1999

Office of Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Ffith Street, N.W.
Washington, DC 20549

Gentlemen:

We were the previous principal accountants for Midland, Inc. (Registrant). On March 20, 1999, we reported on the financial statements of Midlands, Inc. as of and for the year ended December 31, 1998.

On May 12, 1999, we notified Robert Tompkins, President and Mark Pierce, Board Member that we would no longer be serving as Midland, Inc.'s principal accountant. There have been no disagreements concerning accounting principals or disclosures. We have read item 4 of the Registrant's Form 8-K and agree with the content.

Very truly yours,

/s/ Harlan & Boettger, LLP
--------------------------
Harlan & Boettger, LLP

H&B/njs

cc: Robert Tompkins
    Mark Pierce


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